Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-293073) under the Securities Act of 1933 of our report dated April 29, 2026, with respect to the consolidated statements of financial position as of Sagtec Global Limited (collectively referred to as the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025, appearing in this annual report on Form 20-F.

/s/ Onestop Assurance PAC
Onestop Assurance PAC
Singapore
April 29, 2026